U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Freer                             Robert              E., Jr.
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   (Last)                           (First)             (Middle)

   100 Volvo Parkway, Suite 200
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                                    (Street)

   Chesapeake                         VA                 23320
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

   Natural Solutions Corporation ("ICEB")
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

   October 2000
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5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-              4.      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise    3.         Trans-  Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price   Trans-     action  or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of      action     Code    of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-  Date       (Instr. (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative   (Month/    8)      4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-  Day/       ------  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity     Year)      Code V   (A)   (D)    cisable  Date      Title    Shares  5)       4)        4)       4)
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

                                                                                                           45,000   D
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Stock option                                                                     Common
(right to buy)      $1.05   10/11/1999  A        50,000       Immed.  10/11/2009 Stock    50,000                    D
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Stock option                                                                     Common
(right to buy)      $0.35   10/01/2000  A        50,000       Immed.  10/01/2010 Stock    50,000          145,000   D
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====================================================================================================================================

Explanation of Responses:



          /s/ Robert E. Freer, Jr.                               9/10/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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